EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the ordinary shares of Hesai Group shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 9, 2024.

XIAOMI CORPORATION

By:	/s/ Jun Lei
Name: Jun Lei
Title: Director

SHANGHAI ZIYUE ENTERPRISE MANAGEMENT CONSULTING PARTNERSHIP (LIMITED PARTNERSHIP)

By:	Hubei Xiaomi Changjiang Industrial Investment Fund Management Co., Ltd., its General Partner

/s/ Alain Lam
Name: Alain Lam
Title: Authorized Signatory

HUBEI XIAOMI CHANGJIANG INDUSTRIAL INVESTMENT FUND MANAGEMENT CO., LTD.

By:	/s/ Alain Lam
Name: Alain Lam
Title: Legal Representative

FAST PACE LIMITED

By:	/s/ Alain Lam
Name: Alain Lam
Title: Director

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